As filed with the Securities and Exchange Commission on May 21, 2007

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TB WOOD’S CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware	25-1771145
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
440 North Fifth Avenue
Chambersburg, PA 17201
(717) 264-7161
(Address, Including Zip Code, and Telephone Number,
including Area Code, of Registrant’s Principal Executive Offices)
2006 STOCK-BASED INCENTIVE COMPENSATION PLAN
1996 STOCK-BASED INCENTIVE COMPENSATION PLAN
TB WOOD’S CORPORATION EMPLOYEE STOCK PURCHASE PLAN
TB WOOD’S CORPORATION NON-QUALIFIED STOCK OPTION AGREEMENTS
(Full Title of Plans)
Joseph C. Horvath
Chief Financial Officer
TB Wood’s Corporation
440 North Fifth Avenue
Chambersburg, PA 17201
(717) 264-7161
(Name and Address, Including Zip Code,
and Telephone Number, Including Area Code, of Agent For Service)
Copies to:
Craig W. Adas
Weil, Gotshal & Manges LLP
201 Redwood Shores Parkway
Redwood Shores, CA 94065
(650) 802-3000

EXPLANATORY STATEMENT: DEREGISTRATION OF SECURITIES
SIGNATURES

EXPLANATORY STATEMENT: DEREGISTRATION OF SECURITIES
     This Post-Effective Amendment relates to the following Registration Statements of TB Wood’s Corporation (the “Company”) filed on Form S-8 (collectively, the “Registration Statements”):
1.	Registration Statement 333-139066 registering 325,000 shares of Company common stock, par value $0.01 per share (the “Common Stock”), for the 2006 Stock-Based Incentive Compensation Plan;

2.	Registration Statement 333-87936 registering 500,000 shares of common stock for the 1996 Stock-Based Incentive Compensation Plan;

3.	Registration Statement 333-31785 registering 500,000 shares of common stock for the TB Wood’s Corporation Employee Stock Purchase Plan;

4.	Registration Statement 333-31787 registering 500,000 shares of common stock for the 1996 Stock-Based Incentive Compensation Plan; and

5.	Registration Statement 333-07231 registering 292,893 shares of common stock for the TB Wood’s Corporation Non-Qualified Stock Option Agreements.
     On February 17, 2007, the Company entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), with Altra Holdings, Inc. (“Altra”) and Forest Acquisition Corporation (the “Merger Sub”), pursuant to which Merger Sub would be merged with and into the Company, the Company would survive as the wholly owned indirect subsidiary of Altra and each outstanding share of Common Stock would be cancelled and converted into the right to receive $24.80 in cash (the “Merger”). In accordance with the terms of the Merger Agreement, the Merger became effective on April 5, 2007 (the “Effective Date”).
     As a result of the Merger, the Company has deregistered its outstanding Common Stock and terminated all offerings of Common Stock pursuant to the Registration Statements. In accordance with the undertakings made by the Company to remove from registration, by means of a post-effective amendment, any registered shares of Common Stock which remain unsold at the termination of the offerings, the Company hereby removes from registration all shares of Common Stock registered and reserved for issuance under such Registration Statements which remained unissued as of the Effective Date.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Chambersburg, Commonwealth of Pennsylvania, on this 21st day of May, 2007.

TB WOOD’S CORPORATION
By:	/s/ Joseph C. Horvath
	Name:	Joseph C. Horvath
	Title:	Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statements has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Michael L. Hurt Michael L. Hurt	President, Chief Executive Officer and Director (Principal Executive Officer)	May 21, 2007

/s/ Joseph C. Horvath Joseph C. Horvath	Chief Financial Officer (Principal Financial Officer)	May 21, 2007

/s/ Carl R. Christenson Carl R. Christenson	Director	May 21, 2007

/s/ David A. Wall David A. Wall	Director	May 21, 2007